                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                HORIZON GROUP PROPERTIES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         Common Stock, par value $.01 per share.
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

                    [LETTERHEAD OF HORIZON GROUP PROPERTIES]

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders (the "Meeting") of Horizon Group Properties, Inc. (the "Company") to be held on June 15, 1999 at 10:00 a.m., local time, at 77 West Wacker Drive, 42nd Floor Conference Room, Chicago, Illinois.

    At the Meeting, you will be asked to consider and take action to (i) elect two Directors of the Company; (ii) ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and (iii) transact such other business as may properly come before the Meeting.

    THE BOARD HAS UNANIMOUSLY APPROVED THE PROPOSALS SET FORTH HEREIN AND BELIEVES THAT THEY ARE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS OF THE COMPANY VOTE FOR THE APPROVAL OF THE PROPOSALS SET FORTH HEREIN.

    Additional information with respect to these matters is set forth in the enclosed Proxy Statement and the formal notice of Meeting. Also enclosed is a Proxy Card. After reading these materials, please mark, date, sign, and return the enclosed Proxy Card to ensure that your vote on the important business matters to be considered at the Meeting will be recorded. Abstentions and broker non-votes will have the same effect as a vote against the foregoing proposals.

    I appreciate your investment in the Company and am looking forward to this opportunity to meet you personally. Whether or not you can attend, however, I greatly appreciate your cooperation in returning the enclosed Proxy Card.

                                          Gary J. Skoien
                                          Chairman of the Board

May 17, 1999

                         HORIZON GROUP PROPERTIES, INC.

                                ----------------

                                 NOTICE OF THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 15, 1999

                            ------------------------

    Notice is hereby given that the 1999 Annual Meeting of Stockholders of Horizon Group Properties, Inc., a Maryland corporation (the "Company"), will be held at 77 West Wacker Drive, 42nd Floor Conference Room, Chicago, Illinois, on June 15, 1999, at 10:00 a.m., local time (the "Meeting"), to consider and take action on the following matters:

    1.  Elect two Directors of the Company;

    2. Ratify the appointment of Ernst & Young, LLP as independent auditors of the Company for the fiscal year ending December 31, 1999; and

    3.  Transact such other business as may properly come before the Meeting.

    Holders of record of the Company's Common Stock at the close of business on May 14, 1999 (the "Record Date") shall be entitled to notice of, and to vote with respect to all matters to be acted upon at, the Meeting.

                                          By order of the Board of Directors,

                                          Richard A. Berman, SECRETARY
                                          May 17, 1999

    IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE MARK, DATE AND SIGN YOUR PROXY, AND RETURN IT PROMPTLY IN THE STAMPED ENVELOPE ENCLOSED FOR YOUR CONVENIENCE.

                         HORIZON GROUP PROPERTIES, INC.
                              77 WEST WACKER DRIVE
                                   SUITE 4200
                            CHICAGO, ILLINOIS, 60601

                            ------------------------

                                PROXY STATEMENT
                                  FOR THE 1999
                         ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 15, 1999

                            ------------------------

    The enclosed proxy is solicited by and on behalf of the Board of Directors (the "Board") of Horizon Group Properties, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held on June 15, 1999 at 10:00 a.m., local time, or at any adjournment or postponement thereof for the purposes set forth in the accompanying Notice of such meeting. This Proxy Statement and accompanying Proxy Card are being mailed to stockholders of record on or about May 17, 1999.

    If the accompanying Proxy Card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the Proxy Card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board with regard to all other matters. Each proxy executed and returned by a stockholder may be revoked at any time before it is voted by timely submission of written notice of revocation or by submission of a duly executed proxy bearing a later date (in either case directed to the Secretary of the Company) or, if present at the Meeting, a stockholder may elect to revoke his or her proxy and vote shares personally. The principal executive offices of the Company are located at 77 West Wacker Drive, Suite 4200, Chicago, Illinois, 60601.

    The cost of solicitation of proxies will be borne by the Company. The Company may use the services of its Directors, officers, employees and others to solicit proxies, personally or by telephone; arrangements may also be made with brokerage houses and other custodians, nominees, fiduciaries and stockholders of record to forward solicitation material to the beneficial owners of stock held of record by such persons. If any personal interviews or telephone conversations are used to solicit proxies, delivery of this Proxy Statement and Proxy Card will precede the interview or telephone conversation. If as a result of the interview or conversation additional Proxy Cards are requested or required, they will be forwarded to the registered holder as so requested or required.

QUORUM AND VOTE REQUIRED

    Only holders of record of common stock, par value $.01 per share, of the Company ("Common Stock") on May 14, 1999 (the "Record Date") will be entitled to vote at the Meeting. As of the Record Date, the Company had 2,782,073 shares of Common Stock outstanding and entitled to vote with respect to all matters to be acted upon at the Meeting. Each holder of Common Stock is entitled to one vote with respect to matters to be acted upon for each share of Common Stock held by such holder. Under Maryland law, the presence of holders in person or by proxy representing a majority of all the votes entitled to be cast at the Meeting will constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

    According to the terms of the Amended and Restated Bylaws of the Company (the "Bylaws") and assuming the presence of a quorum, approval of all of the proposals contained herein require the affirmative vote by a majority of the aggregate number of shares present in person or represented by proxy at the Meeting. Abstentions and broker non-votes will be considered votes cast for purposes of the foregoing.

OTHER BUSINESS

    The Board is aware of no business before the Meeting other than that specified in this Proxy Statement. If matters properly come before the Meeting, the persons named in the accompanying proxy card intend to vote the proxies in accordance with their own discretion on such matters.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Certain statements in this Proxy Statement constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this proxy statement, the words "estimate," "project," "anticipate," "expect," "intend," "believe," and similar expressions are intended to identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance and achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, the following factors as well as those factors discussed elsewhere in the Company's filings with the Securities and Exchange Commission: the successful development and implementation of the Company's new business plan, changes in the real estate market, changes in the factory outlet center market, prevailing interest rates and general economic conditions, the level of competition confronting the Company, the accessibility of the capital markets and other sources of financing for the Company and other factors referred to in this proxy statement and previous filings by the Company.

                     PROPOSAL NO. 1--ELECTION OF DIRECTORS

    Pursuant to the By-laws of the Company, the Board of Directors may determine the number of Directors of the Company which shall not be less than three. Currently, the Board of Directors has set the number of Directors at five. Directors are divided into three classes serving staggered three-year terms of office. The Board of Directors proposes the election of two Directors at this Meeting, each to hold office for a three-year term or until a successor is duly elected and qualified. Other Directors will be elected at the Annual Meetings to be held in 2000 and 2001, respectively, for three-year terms, and until their respective successors are duly elected and qualified. It is intended that the accompanying form of Proxy will be voted for the nominees set forth below, each of whom is currently a Director of the Company. If some unexpected occurrence should make necessary, in the Board of Directors' judgment, the substitution of some other person or persons for any of the nominees, shares will be voted for such other person or persons as the Board of Directors may select. The Board of Directors is not aware that any nominee may be unable or unwilling to serve as a Director. The following sets forth certain information with respect to each nominee and also with respect to each Director whose term of office will continue after the Meeting.

NOMINEES FOR ELECTION

                                      TERM AS DIRECTOR                PRINCIPAL OCCUPATION, NAME OF ORGANIZATION,
NAME                                       EXPIRES           AGE      AND OFFICES AND POSITIONS WITH THE COMPANY
------------------------------------  -----------------      ---      ---------------------------------------------------
Margaret A. Gilliam.................           1999              60   President of Gilliam & Co., Director of the Company

E. Thomas Thilman...................           1999              58   Partner of Thilman & Filippini, Director of the
                                                                        Company

    MARGARET A. GILLIAM. Ms. Gilliam is President of Gilliam & Co., which she founded in 1997. Gilliam & Co. advises potential investors in both public and private situations, and individual businesses on strategic initiatives. From 1975 to 1997, Ms. Gilliam oversaw investment research in retail and soft goods industries where her most recent title was Director--Equity Research for Credit Suisse First Boston. Ms. Gilliam is a graduate of McGill University and The Harvard-Radcliffe Program in Business Administration.

    E. THOMAS THILMAN. Since the founding of Thilman & Filippini in 1980, Mr. Thilman has been a partner. Thilman & Filippini is a Chicago-based insurance brokerage and consulting agency. Mr. Thilman received his M.B.A. from the University of Chicago and a bachelors in Business from the University of Notre Dame. Mr. Thilman is a Certified Public Accountant.

DIRECTORS WHOSE TERM OF OFFICE WILL CONTINUE AFTER THE MEETING

                                      TERM AS DIRECTOR                PRINCIPAL OCCUPATION, NAME OF ORGANIZATION,
NAME                                       EXPIRES           AGE      AND OFFICES AND POSITIONS WITH THE COMPANY
------------------------------------  -----------------      ---      ---------------------------------------------------
Michael W. Reschke..................           2001              44   Chairman of the Board, Chief Executive Officer and
                                                                        President of Prime Group, Inc., Director of the
                                                                        Company

Norman Perlmutter...................           2000              65   Chairman of the Board of Heitman Financial Ltd.,
                                                                        Director of the Company

Gary J. Skoien......................           2001              45   Chairman of the Board, President, and Chief
                                                                        Executive Officer of the Company, Director of the
                                                                        Company

    MICHAEL W. RESCHKE. Mr. Reschke has been the Chairman of the Board of Directors, Chief Executive Officer and President of Prime Group, Inc. since its founding in 1981. Mr. Reschke is also

Chairman of the Board of Brookdale Living Communities, Inc., Prime Retail, Inc., Prime Capital Holding, L.L.C. and Prime Group Realty Trust. Mr. Reschke received a Juris Doctorate degree (SUMMA CUM LAUDE) from the University of Illinois after having received a B.A. degree (SUMMA CUM LAUDE) in Accounting from Northern Illinois University. Mr. Reschke is licensed to practice law in the State of Illinois and is a certified public accountant. Mr. Reschke is a member of the Chairman's Roundtable and the Executive Committee of the National Realty Committee, as well as a full member of the Urban Land Institute.

    NORMAN PERLMUTTER. Since 1966, Mr. Perlmutter has served as Chairman of the Board of Heitman Financial Ltd., one of the largest full service real estate companies and real estate investment managers for employee benefit plans in the United States. Mr. Perlmutter is also a director of Chris-Craft Industries, Inc., Prime Retail, Inc. and United Television, Inc. Mr. Perlmutter previously served on the boards of United Asset Management Corporation, Horizon Group Inc. and Warner Communications. He holds a BS degree from the University of Illinois.

    GARY J. SKOIEN. Gary J. Skoien has served as Chairman of the Board, President, Chief Executive Officer and a Director of the Company since June 1998. Mr. Skoien also serves, and has served since 1994, as Executive Vice President and Chief Operating Officer of The Prime Group, Inc. ("PGI") where he is responsible for managing the industrial land development and build-to-suit divisions. Prior to this role, Mr. Skoien served as Senior Vice President and Chief Operating Officer of the Retail Division of PGI (currently Prime Retail, Inc.) from 1992 to 1993. In this role, he oversaw strategic planning, development and management of the rapidly growing division. He oversaw the development of nearly one million square feet of factory outlet shopping centers. From 1983 to 1991, Mr. Skoien was the Executive Director of The Illinois Capital Development Board and from 1980 to 1983, Mr. Skoien was an Assistant to Illinois Governor James R. Thompson. Mr. Skoien is on the Boards of Directors of the Chicagoland Chamber of Commerce and the Civic Federation. Mr. Skoien received his A.B. CUM LAUDE from Colgate University and received his Master of Public Policy from the University of Michigan.

    The Board of Directors held four meetings during the period from June 15, 1998 to December 31, 1998. All directors attended at least 75% of the meetings of the Board and committee meetings on which they served. The Company has two standing committees of the Board of Directors, the Audit Committee and the Compensation Committee, which are described further below.

AUDIT COMMITTEE

    The Audit Committee, which consists of Ms. Gilliam, Mr. Perlmutter, and Mr. Thilman, makes recommendations concerning the engagement of the Company's independent auditors, reviews with the independent auditors the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews any recommendations made by the Company's auditors regarding the Company's accounting methods and the adequacy of its system of internal control and reviews any related party transactions. The Audit Committee held one meeting during the period from June 15, 1998 to December 31, 1998.

COMPENSATION COMMITTEE

    The Compensation Committee, which consists of Ms. Gilliam, Mr. Reschke, and Mr. Thilman, determines the compensation paid to executives of the Company, grants employee stock options and makes other determinations regarding the administration of employee stock option plans, approves management incentive (bonus and long-term) plans and determines the standards of performance for incentive payments. The Compensation Committee held one meeting during the period from June 15, 1998 to December 31, 1998.

COMPENSATION OF DIRECTORS

    Directors who are not officers of or employed by the Company ("Non-employee Directors") are paid an annual fee of $15,000 plus a meeting fee of $1,000 for each meeting of the Board of Directors and $500 for each committee meeting, and receive reimbursement for their out-of-pocket expenses. Each Non-employee Director received an option to purchase 10,000 shares of Common Stock under the Company's 1998 Long-Term Stock Incentive Plan on the date he or she was elected to the Board of Directors at an exercise price based on the market price of the Common Stock for the ten trading days subsequent to the grant.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF MS. GILLIAM AND MR. THILMAN AS DIRECTORS OF THE COMPANY WITH TERMS EXPIRING IN 2002.

              PROPOSAL NO. 2--RATIFICATION OF INDEPENDENT AUDITORS

    The Board of Directors of the Company has approved the appointment of Ernst & Young LLP as independent auditors of the Company for the year ending December 31, 1999. Ernst & Young LLP served in this capacity for the year ended December 31, 1998. A representative of Ernst & Young LLP will attend the Meeting and, while not intending to make a statement, will respond to appropriate questions directed to Ernst & Young LLP.

    The appointment of auditors is approved annually by the Board and subsequently submitted to the stockholders for ratification. The decision of the Board is based on the recommendation of the Audit Committee. The Audit Committee also reviews and approves proposed nonaudit services to ensure that they will not impair the independence of the accountants.

    Before making its recommendation to the Board for appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm's qualifications as auditors for the Company. This included a review of its performance last year, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Audit Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999.

                         SECURITY OWNERSHIP OF CERTAIN
                             OWNERS AND MANAGEMENT

PRINCIPAL SHAREHOLDERS

    The following table sets forth information as of May 3, 1999 regarding the beneficial ownership of Common Stock and common units (the "Common Units") of Horizon Group Properties, L.P., a Delaware limited partnership (the "Operating Partnership") which Common Units are exchangeable on a one-for-one basis for Common Stock at any time (or an equivalent amount of cash at the Company's election) by each Director and Named Officers (as defined herein) of the Company, by all Directors and executive officers of the Company as a group, and by each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock. Unless otherwise indicated in the footnotes, all such interests are owned directly, and the indicated person has sole voting and investment power. The number of shares represents the number of shares of Common Stock the person holds or the number of Common Units held by such person which are exchangeable for shares of Common Stock. The extent to which a person holds Common Units as opposed to Common Stock is set forth in the footnotes.

                                                        NUMBER OF SHARES/        PERCENTAGE
                                                           COMMON UNITS         OWNERSHIP OF
                                                           BENEFICIALLY          OUTSTANDING
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                      OWNED(2)          COMMON STOCK(3)
-----------------------------------------------------  --------------------  -------------------
Michael W. Reschke(4)(5) ............................           975,724                30.2%
  77 West Wacker Drive
  Chicago, Illinois 60601

Howard M. Amster(6) .................................           269,855                 9.7%
  25812 Fairmont Boulevard
  Beachwood, Ohio 44122

Maurice A. Halperin(7) ..............................           195,674                 7.0%
  2500 North Military Trail
  Suite 225
  Boca Raton, Florida 33431

Norman Perlmutter(8)(6)..............................            63,774                 2.3%

Margaret A. Gilliam(6)...............................             3,000                 0.1%

E. Thomas Thilman(6).................................             3,000                 0.1%

Gary J. Skoien(9)....................................            79,735                 2.8%

David R. Tinkham(10).................................            29,559                 1.1%

Richard A. Berman(10)................................            14,550                 0.5%

John R. Terrell(11)..................................            10,250                 0.4%

Gary Duncan..........................................                --                 0.0%

Directors and officers of the Company as a group (9           1,179,592                35.4%
  persons)...........................................

------------------------

NOTES:

 (1) All of the Directors and executive officers of the Company may be contacted c/o Horizon Group Properties, Inc., 77 West Wacker Drive, Suite 4200, Chicago, Illinois, 60601.

 (2) The beneficial ownership of shares of Common Stock reported herein is based upon filings with the Securities and Exchange Commission (the "Commission") pursuant to certain provisions of the Exchange Act and is subject to confirmation by the Company that such ownership does not violate the ownership restrictions in the Company's Charter. The ownership of Common Units reported herein is derived from the transfer records maintained by the transfer agent for Horizon Group Properties, L.P. (the "Operating Partnership") and on information provided by certain limited partners of the Operating Partnership.

 (3) Information presented assumes exchange or conversion only of Common Units owned by such beneficial owner for shares of Common Stock. The Common Units may be exchanged on a one-for-one basis for Common Stock (or, at the Company's election, cash of an equivalent value) at any time.

 (4) Individually directly owns 8,206 shares of Common Stock. Under the definition of "beneficial ownership" applicable to Exchange Act filings, Mr. Reschke may be deemed to share beneficial ownership of: (1) 523,818 shares of Common Stock and 75,620 Common Units directly owned by Prime Group Limited Partnership, an Illinois limited partnership ("PGLP"), (2) 277,850 Common Units directly owned by Prime Financing Limited Partnership, an Illinois limited partnership ("PFLP"), (3) 42,281 Common Units directly owned by Prime Group II, L.P., an Illinois limited partnership ("PG-II"),
     (4) 3,081 Common Units directly owned by Prime Group III, L.P., an Illinois limited partnership ("PG-III"), (5) 6,818 Common Units directly owned by Prime Group IV, L.P., an Illinois limited partnership ("PG-IV"), and (6) 35,050 Common Units directly owned by Prime Group V, L.P., an Illinois limited partnership ("PG-V") by virtue of his position as managing general partner of PGLP and his ability to control PFLP, PG-II, PG-III, PG-IV and PG-V.

 (5) Includes 3,000 shares of Common Stock subject to acquisition within 60 days of the date hereof by exercise of stock options granted pursuant to the Company's 1998 Long Term Stock Incentive Plan.

 (6) Information presented is based on a Schedule 13D filed with the Securities and Exchange Commission on July 20, 1998 by Howard Amster ("Amster") and certain affiliates. This Schedule 13D indicates that Amster may be deemed to be the beneficial owner of 269,855 shares of Common Stock by virtue of his relationships with the following persons, each a holder of Common Stock of the Company: Amster Trading Company; Amster Trading Company Charitable Remainder Unitrusts; Gould Trading Company; Howard Amster & Tamra F. Gould Charitable Unitrust; Howard M. Amster Charitable Remainder Unitrust; Jeffrey Shafer; Pleasant Lake Apts. Corp.; Ramat Securities Ltd. and Tamra
     F. Gould. This Schedule 13D indicates that Amster disclaims beneficial ownership of the shares of the Common Stock owned by Howard Amster & Tamra
     F. Gould Charitable Unitrust; Howard M. Amster Charitable Remainder Unitrust and Tamra F. Gould.

 (7) Information presented is based on a Schedule 13D filed with the Securities and Exchange Commission on March 5, 1999 by Maurice A. Halperin ("Halperin"). This Schedule 13D indicates that Halperin directly owns 195,674 shares of Common Stock.

 (8) Information presented is based on a Form 4 filed with the Securities and Exchange Commission on August 10, 1998 by Norman Perlmutter ("Perlmutter"). This Form 4 indicates that Perlmutter directly owns 20,056 shares of Common Stock and that Perlmutter may be deemed to be the beneficial owner of 40,665 Common Units directly owned by Cheryl McArthur, his wife, and 53 shares owned by Perlmutter's minor sons. Mr. Perlmutter disclaims beneficial ownership with respect to the 40,665 Common Units owned by his wife and the 53 shares owned by his minor sons.

 (9) Includes 29,700 shares of Common Stock subject to acquisition within 60 days of the date hereof by exercise of stock options granted pursuant to the Company's 1998 Long Term Stock Incentive Plan.

 (10) Includes 11,500 shares of Common Stock subject to acquisition within 60 days of the date hereof by exercise of stock options granted pursuant to the Company's 1998 Long Term Stock Incentive Plan.

 (11) Includes 8,250 shares of Common Stock subject to acquisition within 60 days of the date hereof by exercise of stock options granted pursuant to the Company's 1998 Long Term Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

    The following table shows the compensation of the Company's five most highly compensated executive officers, including the Chief Executive Officer, during the period from June 15, 1998 to December 31, 1998 (the "Named Officers").

                                                                                             LONG-TERM COMPENSATION
                                                                                             -----------------------
                                                              ANNUAL COMPENSATION                    AWARDS
                                                    ---------------------------------------  -----------------------
                                                                                  OTHER            SECURITIES
                                                                                 ANNUAL            UNDERLYING
NAME AND PRINCIPAL POSITION                YEAR       SALARY(1)    BONUS(2)   COMPENSATION        STOCK OPTIONS
---------------------------------------  ---------  -------------  ---------  -------------  -----------------------
Gary J. Skoien ........................       1998  $  123,300     $  42,000           --              90,000
  Chief Executive Officer

David R. Tinkham ......................       1998      76,700        33,000    $   1,100              35,000
  Chief Financial Officer

Richard A. Berman .....................       1998      79,500        27,500           --              35,000
  General Counsel

John R. Terrell .......................       1998      82,200        22,000           --              25,000
  Senior Vice President

Gary Duncan(3) ........................       1998     157,800(4)     15,000           --              30,000
  Senior Vice President

------------------------

NOTES:

(1) Amounts represent the salary paid to the Named Officers during the period from June 15, 1998 to December 31, 1998. Annual salaries for the Named Officers for 1998 were $225,000 for Mr. Skoien, $140,000 for Mr. Tinkham, $145,000 for Mr. Berman and $150,000 for Messrs. Terrell and Duncan.

(2) Represents bonus paid in 1999 for performance in 1998.

(3) Mr. Duncan resigned effective March 10, 1999. Andrew F. Pelmoter has been named the Senior Vice President of Leasing upon Mr. Duncan's departure at an annual salary of $145,000.

(4) Includes a $75,000 retention payment related to the merger of Horizon Group, Inc. and Prime Retail, Inc.

OPTION GRANTS IN FISCAL 1998

    The following table sets forth certain information concerning stock option grants during fiscal 1998 for each of the Named Officers.

                                                                                                  POTENTIAL REALIZABLE
                                                                                                        VALUE AT
                                                         INDIVIDUAL GRANTS                           ASSUMED ANNUAL
                                    ------------------------------------------------------------        RATES OF
                                                      PERCENTAGE OF                                   STOCK PRICE
                                       NUMBER OF      TOTAL OPTIONS                                 APPRECIATION FOR
                                      SECURITIES       GRANTED TO      EXERCISE OR                   OPTION TERM(1)
                                      UNDERLYING      EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                                OPTIONS GRANTED    FISCAL YEAR      ($/SHARE)       DATE         5%         10%
----------------------------------  ---------------  ---------------  -------------  -----------  ---------  ---------
Gary J. Skoien....................        90,000             28.8%      $    6.49       6/14/08     367,337    930,905
David R. Tinkham..................        35,000             11.2%      $    6.49       6/14/08     142,853    362,019
Richard A. Berman.................        35,000             11.2%      $    6.49       6/14/08     142,853    362,019
John R. Terrell...................        25,000              8.0%      $    6.49       6/14/08     142,853    362,019
Gary Duncan(2)....................        30,000              9.6%      $    6.49       3/10/99     122,446    310,302

------------------------

NOTE:

(1) The amounts shown above for each of the Named Officers as potential realizable values are based on assumed annualized rates of stock price appreciation of 5% and 10% over the full ten year term of the options, as required by applicable regulations of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and common stock holdings will be dependent on the future performance of the Company and overall stock market conditions.

(2) Mr. Duncan's options lapsed upon his resignation from the Company effective March 10, 1999.

EMPLOYMENT CONTRACTS

    The Company has entered into employment agreements with Mr. Skoien, Mr. Tinkham and Mr. Berman each dated as of June 15, 1998. The employment agreements provide that these individuals will receive cash compensation of $225,000, $140,000 and $145,000, respectively, per annum plus annual performance bonuses determined by the HGP Compensation Committee and other employee benefits. Each of the employment agreements provide for an initial three-year term and automatically extends for one year terms unless either party gives, prior to 120 days before the end of the respective renewal term, written notice of its intention to terminate the agreement. The employment agreements contain non-competition provisions which generally prohibit these executives from directly or indirectly competing with the business of the Company during the term of employment and for a two year period after termination "without good reason" by the employee or for a one year period after termination under other circumstances. If the employment of these individuals is terminated after a "change in control" (as such term is defined in the respective contracts), the individual is entitled to a lump sum payment in an amount equal to two times the annual salary and last performance bonus for Mr. Skoien and the annual salary and last performance bonus for Messrs. Tinkham and Berman. Additionally, Mr. Skoien is permitted to continue certain responsibilities he has with The Prime Group, Inc.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors, which is composed of a majority of outside directors who are neither employees nor officers of the Company, is charged with determining compensation for the Company's executive officers and to implement and administer the Company's Long-Term Stock Incentive Plan. Ms. Gilliam, Mr. Reschke, and Mr. Thilman currently serve on the Compensation Committee. See "Compensation of Directors."

    No executive officer of the Company served as a Director or member of (1) the compensation committee of another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, (2) the Board of Directors or another entity in which one of the executive officers of such entity served on the Company's Compensation Committee, or (3) the compensation committee of any other entity in which one of the executive officers of such entity served as a member of the Company's Board of Directors, during the period from June 15, 1998 to December 31, 1998.

                        REPORT OF COMPENSATION COMMITTEE

    Compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company is determined by the Compensation Committee of the Board of Directors. The Compensation Committee was formed in June 1998 in connection with the Merger. The current members of the Compensation Committee are Ms. Gilliam, Mr. Reschke, and Mr. Thilman.

    The Company's compensation programs are designed to attract and retain highly qualified individuals while providing the economic incentive necessary to achieve the Company's performance goals. The Company intends to maintain compensation policies, plans and programs which will reward management and provide additional incentives for the enhancement of cash flows, and consequently real property and shareholder values. The Compensation Committee believes that, through their ownership of equity interests in the Company, the Operating Partnership and the grant of incentive share options in the Company, as applicable, the financial interests (and net worth) of the Company's senior executives are aligned with the interests of the shareholders.

    While the Compensation Committee will continue to evaluate the compensation practices of the Company's industry peer group as an important factor in determining executive compensation, the Company's achievement of its performance goals and the contribution of senior executives to such achievement will greatly influence whether the Company's compensation program remains at or exceeds the median or its peer group. The peer group of companies identified by the Compensation Committee is further described in the Performance Graph.

    The Company's executive compensation programs consist of the following components:

    - Employment agreements with its most senior executives setting base salary at fixed levels, and containing such other provisions, sufficient to attract and retain employees capable of contributing to the Company's performance objectives with discretionary increases by the Compensation Committee after review at least annually;

    - Incentive bonuses determined by the Board of Directors or the Compensation Committee upon achievement of such corporate and individual performance goals and objectives as may be determined by either the Board of Directors or the Compensation Committee, as appropriate, in order to reward executive officers for attaining performance goals;

    - Stock options with scheduled vesting periods to align the interests of the executive with those of the Company's shareholders; and

    - Participation in other benefit programs available to employees generally.

    The Company has entered into Employment Agreements with its Chairman, President and Chief Executive Officer, its Chief Financial Officer and its General Counsel. The Employment Agreements established the base salaries of such executives for 1998. The annualized base salary of the Chairman, President and Chief Executive Officer for the period from June 15, 1998 to December 31, 1998 was $225,000. The annualized base salary of the Chief Financial Officer for the period from June 15, 1998 to December 31, 1998 was $140,000. The annualized base salary of the General Counsel for the period from June 15, 1998 to December 31, 1998 was $145,000. See "Executive Compensation--Employment Contracts." As provided in the Employment Agreements, annual base salary adjustments will be made by the Compensation Committee based on individual performance reviews as well as other market factors.

    Executive officers are eligible to receive annual incentive bonuses. The amount of any executive officer's bonus is based upon each individual's contributions to the Company's achievement of financial and operating goals and, to a lesser degree, factors such as leadership and contribution to strategy development. The Compensation Committee will continue to establish overall performance goals for the Company based primarily on the growth in funds from operations; satisfaction of expansion, development, operating and occupancy goals; and the relative performance of the Company in comparison with its industry peer group.

    The Compensation Committee granted share options to the Chairman, President and Chief Executive Officer and certain other executive officers of the Company. The Company determined the number of stock options to be granted to each executive officer based upon a comparative analysis of compensation programs for public companies similar to the Company. The Chairman, President and Chief Executive Officer, the Chief Financial Officer and the General Counsel were granted options to purchase 90,000, 35,000, and 35,000 common shares, respectively. The Compensation Committee believes the options granted under the Long-Term Stock Incentive Plan and the vesting schedules thereof will continue to align the interests of management with those of the Company's shareholders by emphasizing long-term share ownership and increases in shareholder value. See "Executive Compensation--Option Grants in Fiscal 1998."

    The Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held corporation such as the Company to deduct compensation for its Chief Executive Officer and the four highest paid officers other than the Chief Executive Officer in excess of $1,000,000 per individual, per year. Performance-based compensation is not counted toward the $1,000,000 limit. It is the Company's policy to take these regulations into account in setting the compensation of its affected executives. The Company will not be denied any deduction under Section 162(m) of the Code for compensation paid during its taxable year ending December 31, 1998. Based upon proposed Treasury regulations, bonuses payable to the Company's executives under their current employment agreements and compensation attributable to options (both statutory and non-statutory) granted under the Long-Term Stock Incentive Plan may be considered as compensation subject to the limitation contained in Section 162(m) of the Code. Accordingly, it is possible that in some future year some portion of the compensation to a Company executive will not be tax deductible under
Section 162(m) of the Code. This will depend upon the market price of the Company's Common Stock on the date the non-statutory options are exercised and the number of non-statutory options exercised in any one taxable year.

                                          Margaret A. Gilliam
                                          Michael W. Reschke
                                          E. Thomas Thilman
                                          Members of
                                          Compensation Committee
                                          May 3, 1999

                               PERFORMANCE GRAPH

    The following performance graph compares the Company's performance to the Russell 2000 and a peer group of companies primarily engaged in the ownership of factory outlet centers. This group consists of Prime Retail, Inc., Chelsea GCA Realty, Inc., Konover Property Trust, Inc., and Tanger Factory Outlet Centers, Inc. Share price performance is for the period from June 16, 1998, the date on which trading in the common shares commenced, on a when-issued basis, through December 31, 1998. All share price performance assumes an initial investment of $100 at the beginning of the period and assumes the reinvestment of any dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             HORIZON GROUP PROPERTIES,
                       INC.               RUSSELL 2000  PEER INDEX
6/16/98                           100.00        100.00       100.00
12/31/98                          110.71         97.26        84.94

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires the Company's officers and Directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of the ownership and changes in the ownership (Forms 3, 4 and 5) with the Commission and the National Association of Securities Dealers, Inc. Officers, Directors and beneficial owners of more than 10% of the Company's stock are required by Commission regulation to furnish the Company with copies of all such forms which they file.

    Based solely on the Company's review of the copies of Forms 3 and 4 and the amendments thereto received by it for the period ended May 1, 1999, the Company believes that during the period ended May 1, 1999, no transactions were reported late.

                           CERTAIN RELATIONSHIPS AND
                              RELATED TRANSACTIONS

PRIME RETAIL, INC. GUARANTEE

    Prime Retail, Inc. ("Prime Retail"), of which Mr. Reschke is Chairman of the Board and Mr. Perlmutter is a member of the Board (both of whom are also members of the Company's Board), has guaranteed, pursuant to that certain Guaranty dated as of June 15, 1998 (the "Prime Retail Guarantee"), approximately $10.0 million of obligations under a Loan Agreement between Nomura Asset Capital Corporation and certain subsidiaries of the Company (the "Credit Facility"). In connection with the Prime Retail Guarantee, the Company has agreed to pay Prime Retail a fee of $400,000 per annum until the Prime Retail Guarantee terminates.

MG PATCHOGUE II LIMITED PARTNERSHIP INDEBTEDNESS

    MG Patchogue II Limited Partnership ("MG Patchogue II"), of which the Company is 1% general partner and 44% limited partner, is subject to indebtedness totaling approximately $11.8 million under that certain Loan Agreement dated December 23, 1997 between MG Patchogue II and LaSalle National Bank (the "LaSalle Loan"), which indebtedness originally matured August 14, 1998, but was amended to mature on April 30, 1999. The lender is currently evaluating a further extension of the maturity date. Prime Retail, L.P. ("Prime LP"), as the successor to Horizon/Glen Outlet Centers Limited Partnership ("Horizon/Glen LP") in connection with the Merger, reaffirmed its guaranty of the obligations of MG Patchogue II arising under the LaSalle Loan pursuant to those certain Reaffirmations of Guaranty dated as of June 15, 1998, August 14, 1998 and December 8, 1998, respectively.

INSURANCE BROKERAGE WITH THILMAN & FILIPPINI

    The Company has an ongoing relationship with respect to insurance brokerage services with Thilman & Filippini, a general partnership in which Mr. Thilman, a Director of the Company, is a general partner. Thilman & Filippini provides insurance brokerage services for the Company in connection with the Company's insurance programs and Thilman & Filippini receives commissions on the sale of such policies and related products. Thilman and Filippini received less than $60,000 in commissions in 1998.

OFFICE SUB-LEASE

    The Company sub-leases office space on a month to month basis for its senior executives at 77 W. Wacker, Chicago, Illinois from The Prime Group, Inc. The Prime Group, Inc. is an affiliate of Michael W. Reschke, a Director of the Company. During the period from June 15, 1998 to December 31, 1998 the Company incurred rent expense of approximately $65,000.

OTHER INDEBTEDNESS AND RELATIONSHIPS

    LOANS SECURED BY THE NORTON SHORES, MICHIGAN OFFICE BUILDING. The Company has loans totaling $3.0 million as of December 31, 1998 collateralized by a mortgage on the office building and related equipment which the Company utilizes as a corporate office in Norton Shores, Michigan. Prime Retail LP has agreed to guarantee such loans. This building was previously owned by an affiliate of Horizon and was contributed to the Company by Horizon in connection with the Merger. The consent of the lender to the previous owner of the property is required in connection with the transfer of the property to the Company. The Company is currently seeking such consent but as of May 3, 1999, such consent has not been obtained.

    REVOLVING CREDIT FACILITY. The Company also has a $4.0 million revolving credit facility that matured April 30, 1999. Prime Retail loaned the Company$3 million, at a rate of 10% per annum, to repay in full its obligations under such facility. In January, 1999 Prime Retail loaned the Company $1.0 million to make a principal repayment against this credit facility. The Company has agreed that it will repay this replacement facility or other related indebtedness on which Prime Retail is contingently liable to the extent of net proceeds from an equity offering or the sale of the Algodones, New Mexico Outlet Center.

    PHILLIPS VAN HEUSEN, INC. LEASES. Prior to the Merger, Horizon entered into an agreement (the "PVH Agreement") with Phillips Van Heusen, Inc. ("PVH") which modified certain provisions of PVH leases for the benefit of Horizon in exchange for certain payments. Prime is liable for future payments relating to the PVH Agreement, but the Company is obligated to reimburse Prime for two payments relating to the PVH Agreement totaling $2,334,000, payable each in the amount of $1,167,000 on June 15, 1999 and June 15, 2000.

    GARY J. SKOIEN'S EMPLOYMENT WITH THE PRIME GROUP, INC. Gary J. Skoien, Chairman, President and Chief Executive Officer of the Company, is also the Executive Vice President and Chief Operating Officer of The Prime Group, Inc. Mr. Skoien's responsibilities with respect to this employment are primarily related to the Huntley project, a mixed-use development project located in suburban Chicago. Mr. Reschke, also a Director of the Company, is Chairman and Chief Executive Officer of The Prime Group, Inc. The Prime Group, Inc. is a large stockholder in Prime Retail, which owns, operates and develops factory outlet centers and may be considered to be in competition with the Company.

    WORKING CAPITAL AGREEMENT. In connection with the Merger, the Company entered into a Working Capital Agreement with Prime Retail (the "Working Capital Agreement"). The Working Capital Agreement provides that Prime Retail will transfer to the Company sufficient cash to result in net working capital of $545,000, after consideration of the current assets and current liabilities of the properties owned by the Company as of June 15, 1998, the date of the closing of the merger (the "Merger") between Prime Retail and Horizon Group, Inc. in connection with which the Company was formed. Prime transferred $3.0 million in cash to the Company at the closing of the Merger as 75% of the estimated amount due under the Working Capital Agreement. The Company has recorded a receivable from Prime Retail for the balance of the amount due under the Working Capital Agreement. Also due under the Working Capital Agreement is $710,200 for retention payments made to Horizon employees.

    MANAGEMENT AGREEMENT WITH PRIME RETAIL WITH RESPECT TO THE BELLPORT OUTLET CENTER. On February 15, 1999, Prime Retail began management and operation of the Bellport Outlet Center located in Patchogue, New York, which is owned and was previously operated by the Company. Pursuant to the terms of the management agreement, the Prime Retail is entitled to payments equal to 5% of gross revenue. The management agreement is cancelable

    PRIME RETAIL LOAN. The Company borrowed $2.2 million from Prime Retail on November 10, 1998. The proceeds from the loan were utilized to make a principal payment on the Company's credit facility with Nomura. The terms of the borrowing are under negotiation, but management expects that the loan will bear annual interest at the rate of 10.0% and have a term of two years.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

    Proposals of Shareholders intended to be presented at the next Annual Meeting of Shareholders must be received by the Company not later than December 28,1999 in order to be eligible for inclusion in the proxy statement and form of proxy for that meeting.

-------------------------------------------------------------------------------
P R O X Y

HORIZON GROUP PROPERTIES, INC.      Proxy/Voting Instruction Card
Chicago, Illinois

---------
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JUNE 15, 1999.

         The undersigned stockholder of Horizon Group Properties, Inc., a Maryland corporation, hereby constitutes and appoints Gary J. Skoien, Richard A. Berman and David R. Tinkham or any of them, proxies for the undersigned, each with full power of substitution, to attend the Meeting of Stockholders of Horizon Group Properties, Inc. to be held on June 15,1999 at 10:00 a.m., local time, at 77 West Wacker Drive, 42nd Floor, Chicago, Illinois, 60601, and at any adjournments or postponements thereof, and to vote as specified in this Proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. Any appointment of proxy heretofore made by the undersigned for such meeting is hereby revoked.

(PROXY CONTINUED ON REVERSE)                                SEE REVERSE
                                                               SIDE
--------------------------------------------------------------------------------

                  PLEASE DATE, SIGN AND MAIL YOUR
                  PROXY CARD AS SOON AS POSSIBLE!

                  ANNUAL MEETING OF STOCKHOLDERS
                  HORIZON GROUP PROPERTIES, INC.

                       JUNE 15, 1999


         PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED

         /X/ PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE
             FOR PROPOSAL 1 AND FOR PROPOSAL 2.

1. Elect two Directors of the Company

                    FOR           WITHHOLD
                   /   /           /   /
NOMINEES:
   MARGARET A. GILLIAM
   E. THOMAS THILMAN

TO WITHHOLD AUTHORITY FOR AN INDIVIDUAL
NOMINEE, WRITE THAT DIRECTOR'S NAME HERE: __________________________

2. Ratify the appointment of Ernst & Young, LLP, as independent auditors of the Company for the fiscal year ending December 31, 1999

                    FOR           AGAINST           ABSTAIN
                   /   /           /   /             /   /

Your vote with respect to the proposals may be indicated above.

YOUR VOTE IS IMPORTANT! PLEASE SIGN AND DATE BELOW AND RETURN PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.


SIGNATURE  __________________________  SIGNATURE  __________________________

DATE ___________________, 1999

NOTE: Please sign exactly as name apprears hereon. When shares are held by joint tenants, both should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.